Exhibit 10.11

November 7, 2002

Peter Coscia

Dear Mr. Coscia:

It is with great pleasure that we extend an offer to you to join Wealth and Tax Advisory Services, Inc. (“WTAS”), a wholly owned subsidiary of HSBC USA Inc., under the following terms:

Title:	Director

Starting Date:	No later than December 31, 2002

Compensation:	Your salary will be paid at the rate of $195,000 per annum (less applicable deductions), payable in accordance with WTAS’s regular payroll practices.

Bonus:	In addition, you will be eligible to receive a discretionary bonus pursuant to the WTAS discretionary bonus scheme. Under the WTAS discretionary bonus scheme, any discretionary bonus will be awarded at the sole discretion of the Company and based on factors including the performance and profitability of the Company and your business area, as well as your own performance and profitability. In order to be eligible for a discretionary bonus, you must be in an “active working status” at the time of the bonus payment, as set forth below.

Active Working Status:	For purposes of this agreement, “active working status” means that you have not resigned (or given notice of your intention to resign) and have not been terminated (or been given notice of your termination).

Representation:	You represent that you are free to accept employment with WTAS without any contractual restrictions, express or implied, with respect to your current employer or any of your prior employers, including, but not limited to, restrictive covenants and/or non-solicitation restrictions. You also represent that you are not subject to any litigation, arbitration or dispute relating to your prior and current employment and/or professional conduct, including litigation, arbitration or disputes involving clients or former clients, and that you have not advised, whether directly or indirectly, Enron Corporation or any individual employed by or associated with Enron Corporation. Furthermore, you represent that all information that you provide or provided to WTAS is complete and accurate, including the terms of your compensation at your current employment.

Restrictive Covenants:	In consideration of your employment and/or continued employment, you agree that beginning on the date that you execute this agreement and continuing through 12 months after the last date of your employment, you will not (i) engage in any business (whether as an employee, consultant, director, partner or shareholder) that is in direct or indirect competition with any active or planned business of WTAS (“Competitive Business”); (ii) directly or indirectly solicit or induce any person who is employed by WTAS or its subsidiaries or affiliates to terminate his or her employment with WTAS or to accept employment with anyone or any entity other than WTAS; or (iii) directly or indirectly solicit or do business with any client or Potential Client (as defined below) of WTAS in connection with a Competitive Business. For the purposes of this paragraph, “Potential Client” shall mean any prospective client that has been contacted, either orally or in writing, by WTAS during the preceding twelve (12) month period preceding the termination of your employment. This restrictive covenant will apply in full force and effect even in the event that you resign from or are terminated, with or without cause as defined above, by WTAS at any time from the date that you execute this agreement through 12 months after the last date of your employment. Notwithstanding anything to the contrary herein, the Board of Directors shall have the authority to determine, in its sole discretion, whether it is in the best interest of the WTAS to waive any or all of the restrictions set forth above.

Resignation/Termination For Cause:

In the event that you resign or your employment is terminated by WTAS for cause at anytime, you will not be entitled to any termination payments. You will be entitled to salary earned prior to your resignation or termination.

For purposes hereof, “cause” shall mean that (i) you committed an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof; (ii) you violated laws, rules or regulations applicable to financial institutions or tax practices or banking or tax industries generally; provided, however, that this provision is not intended to cover situations where a tax position is taken by Wealth and Advisory Services, Inc, which position has been approved by HSBC Group Tax and other internal control committees; (iii) you committed an act constituting a breach of fiduciary duty, negligence or misconduct; (iv) you engaged in conduct that violated WTAS’s internal policies or procedures and other HSBC policies and procedures applicable to WTAS; (v) you committed an act of fraud, dishonesty or misrepresentation; (vi) you engaged in a conflict of interest or self-dealing; (vii) after notice by WTAS and a reasonable opportunity to cure, you continue to perform material duties as an employee of WTAS unsatisfactorily; or (viii) after notice by WTAS and a reasonable opportunity to cure, you breached your obligations as set forth in this agreement or you failed to perform your duties as an employee of WTAS.

Death/Disability:	In the event of your death or permanent disability whereby you are unable to perform the essential functions of your job for four (4) consecutive months, your employment will be terminated and you will not be entitled to any termination payments. You will be entitled to salary earned prior to your death or permanent disability.

Termination Other Than For Cause:	In the event that your employment is terminated by WTAS other than for cause you will receive the balance of any salary earned through your last day of employment, which has not been paid to you as of the date of your termination (less applicable deductions). You will also be eligible to receive other benefits consistent with Wealth and Tax Advisory Service, Inc.’s standard severance policy.

Compliance With Policies And Procedures:	You agree to comply fully with all of WTAS’s policies and procedures including, but not limited to, all terms and conditions set forth in WTAS’s Employee Handbook and any other memoranda and communications pertaining to WTAS’s policies, procedures, rules and regulations and other HSBC policies and procedures applicable to WTAS. Failure to comply with all such policies and procedures shall be grounds for disciplinary action by WTAS, including termination.

Benefits:	Your coverage under GroupChoice, a flexible benefits program, will be effective on your first date of employment. You will also be eligible to participate in the HSBC Bank USA Retirement Plan. You will receive detailed information on this plan during your orientation. Additionally, you will be eligible to participate in the HSBC Bank USA Thrift Incentive Plan (TIP).

Vacation:	You will be entitled to four (4) weeks vacation per annum. Your vacation entitlement shall be pro-rated for 2002.

Governing Law:	This agreement will be governed by and construed in accordance with the law of the State of New York.

Modification:	This agreement contains the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly hereto.

Nothing in this agreement is intended to create a fixed term of employment at WTAS. Rather, your employment at WTAS is on an at will basis.

This offer of employment is subject to satisfactory completion of WTAS’s pre-employment screening process. Furthermore, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I-9 and present proof of identity and employment eligibility. Please provide the necessary documentation no later than your first day of work.

If you accept this offer, please sign and date this letter in the spaces provided below and return to indicate your acceptance. Please return to Kelley Tabor, Human Resources, Wealth and Tax Advisory Services, Inc., 1345 Avenue of the Americas, Room 1101A, New York, NY 10105. In the event that you do not sign and return a fully executed original of this letter on or before November 20, 2002, this offer shall expire and the terms and conditions of this letter shall have no force and effect.

We look forward to having you on board.

Sincerely yours,

/s/ Joseph O. Toce
Joseph P. Toce Jr.
Managing Director

I accept the offer stated herein and will commence employment on: December 9, 2002

Signed:	/s/ Peter Coscia	Dated:	November 13, 2002